EXHIBIT 1

CONSENT AND ACKNOWLEDGEMENT

This Consent and Acknowledgement is made as of August 2, 2012 (the “Consent and Acknowledgement”) by and between Glencore International plc (“Glencore”), 8115222 Canada Inc. (“Bidco”), 8001979 Canada Inc. and Agrium Inc. (“Agrium”).

RECITALS:

WHEREAS Glencore, Bidco, 8001979 Canada Inc. and Agrium are parties to a support and purchase agreement dated March 18, 2012 (the “SPA”);

AND WHEREAS, Agrium has been advised that following Glencore’s acquisition of Viterra Inc., Glencore intends to cause Bidco and Viterra Inc. to amalgamate (Viterra Inc. whether or not amalgamated, “Target”);

AND WHEREAS Agrium has been negotiating the proposed purchase by CF Industries Holdings, Inc. (“CFI”) of the Wholesale Business;

AND WHEREAS pursuant to Section 4.3 of the SPA, Agrium has requested Glencore to assist Agrium in coordinating the sale of the Wholesale Business directly to CFI;

AND WHEREAS, at Agrium’s request, concurrently with the execution and delivery of this Consent and Acknowledgement, Glencore has entered into a purchase agreement (the “CFL Purchase Agreement”) with CFI providing for the purchase by CFI of the Wholesale Business (the form of which is attached hereto as Schedule “A”);

AND WHEREAS Agrium has been provided a copy of the CFL Purchase Agreement and has reviewed and approved the CFL Purchase Agreement and will acknowledge, consent and direct Glencore to cause Target, upon the Acquisition of Control and the implementation of the amalgamation of Bidco and Target, to implement the provisions of the CFL Purchase Agreement including the payment of the Purchase Price (as defined in the CFL Purchase Agreement) to Glencore, as agent for Target;

AND WHEREAS, the parties hereto have agreed to amend the SPA, as set forth in this Consent and Acknowledgement;

NOW, THEREFORE, in consideration of the premises and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Terms for which meanings are provided in the SPA are, unless otherwise defined herein or the context otherwise requires, used in this Consent and Acknowledgement with such meanings.

ARTICLE 2

ACKNOWLEDGEMENT AND DIRECTION AMENDMENTS TO SUPPORT AND PURCHASE

AGREEMENT

Effective on the date hereof, the SPA is hereby amended to add to the end of Article 4 as follows:

“4.12	Acknowledgement and Direction

Pursuant to Section 4.3 of the SPA, Atlanta acknowledges and confirms to Green Bay that it has reviewed and approved the final form of the CFL Purchase Agreement and hereby provides its consent and approval of the CFL Purchase Agreement and directs Green Bay to cause Target, upon the Acquisition of Control and the implementation of the amalgamation of Bidco and Target, to implement the terms of the CFL Purchase Agreement including the payment of the Purchase Price (as defined in the CFL Purchase Agreement) to Green Bay, as agent for Target. Atlanta and Green Bay agree that the Closing (as defined in the CFL Purchase Agreement) of the transaction contemplated by the CFL Purchase Agreement shall constitute the Asset Closing for the Wholesale Business for all purposes of the SPA.

4.13	CFL Purchase Price Direction

Within two Business Days (as defined in the CFL Purchase Agreement) prior to the expected Closing Date (as defined in the CFL Purchase Agreement) Atlanta shall confirm to Green Bay the amount of the Purchase Price (as defined in the CFL Purchase Agreement) and provide payment instructions for Atlanta to Green Bay. Immediately prior to Closing, Green Bay shall irrevocably direct CFI to pay the proceeds from the sale of the Wholesale Business to Atlanta in accordance with Section 4.14 and in accordance with the instructions provided by Atlanta.

4.14	CFL Purchase Price Payment

Notwithstanding anything to the contrary in the SPA and subject to any Tax Adjustment required pursuant to Section 4.4.(l) of the SPA, each of Green Bay and Atlanta agree that: (a) the Purchase Price (as defined in the CFL Purchase Agreement) shall be paid by CFI to Green Bay and from Green Bay to Atlanta in the amounts and in accordance with the flow of funds set out in Part A of the attached Schedule “B”; and (b) the Base Purchase Price shall be paid and adjusted in accordance with the flow of funds set out in Part B of the attached Schedule “B”.

4.15	No Amendments to CFL Purchase Agreement

Green Bay agrees that it shall not amend the material provisions of the CFL Purchase Agreement, provide any material consents or waivers thereunder, enter into or make any agreement with CFI in respect of the matters provided for in Section 11.5 thereunder, enter into any settlement or compromise as provided for in Section 11.6(b) thereunder or exercise any termination rights thereunder without the prior written consent of Atlanta, which consent may be withheld in its absolute discretion.

4.16	Nitrogen Supply for Retail Business

Atlanta acknowledges that, as a consequence of directing Green Bay to enter into the CFL Purchase Agreement and complete the transactions contemplated therein, the Retail

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Business will lose the benefit of the Member Nitrogen Agreement (as defined in the CFL Purchase Agreement) and Green Bay shall accept from time to time such replacement nitrogen in the operation of the Retail Business as Atlanta shall instruct in writing. The loss of such benefit, any replacement nitrogen and any direct or indirect consequences thereof shall not be considered in determining whether Article 8 – Covenants Regarding Interim Operation or any other representation, warranty or covenant of Green Bay under the SPA has been breached or whether any condition precedent has been satisfied.

4.17	Claim to be made under CF Environmental Indemnity before Atlanta Indemnity

Prior to a Green Bay Indemnified Party making a Claim under Section 13.2 for which indemnification is available to such Green Bay Indemnified Party under any environmental indemnification provided by the Third Party purchaser of the Wholesale Business pursuant to Section 4.3, such Green Bay Indemnified Party shall first make the Claim under such environmental indemnification.

4.18	Purchase Price Allocation

Atlanta and Green Bay hereby agree that the Purchase Price (as defined in the CFL Purchase Agreement) shall be allocated [redacted] to the transfer of the Member Nitrogen Agreement (as defined in the CFL Purchase Agreement) and the balance to the Wholesale Business other than the Member Nitrogen Agreement. Neither Atlanta nor Green Bay, nor any of their respective Affiliates, shall take any tax position on any tax return, audit or otherwise that is inconsistent with such allocation.”

ARTICLE 3

AMENDMENTS TO THE SUPPORT AND PURCHASE AGREEMENT

Effective on the date hereof, the SPA is hereby further amended as follows:

3.1 The definition of “Assumed Liabilities” in Schedule 1.1 – Definitions to the SPA is amended to add the following at the end of such definition:

“and (d) liabilities arising in connection with a breach or alleged breach of Section 4.1 of the CFL Purchase Agreement that would not have been a breach of Section 4.2(a) of the SPA had Atlanta purchased directly;”

3.2 The following definitions shall be added to Schedule 1.1 – Definitions of the SPA:

“CFI” means CF Industries Holdings, Inc.;

“CFL Purchase Agreement” has the meaning ascribed thereto in the Consent and Acknowledgement;

“Estimated Tax Adjustment” means an amount equal to [redacted] which amount is an estimate of the Tax Adjustment;

“Member Nitrogen Agreement” means the member nitrogen agreement dated as of June 16, 1976 between Canadian Fertilizers Limited and Western Co-Operative Fertilizers Limited, as amended and in effect from time to time;

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“Schedule ‘B’” means Schedule “B” as attached to the Consent and Acknowledgement dated August 2, 2012.

“Tax Adjustment” means an amount equal to the lesser of: (a) 66 2/3% of the Tax Payable plus [redacted]; and (b) the Tax Payable up to a maximum amount of [redacted].

“Tax Payable” means the full amount of Canadian federal and provincial income tax payable by Target on the disposition of the Member Nitrogen Agreement to CFI or its Affiliate, for greater certainty determined without application of any tax losses, credits or other direct or indirect reductions in such tax payable;

3.3 The following is added as a new Section 4.1(c):

“Pursuant to Sections 4.1 and 12.2(b), Atlanta hereby assumes the Assumed Liabilities relating to the Wholesale Business effective immediately upon Closing (as defined in the CFL Purchase Agreement) without any further action required.”

3.4 The following is added as a new Section 4.4(l):

“Notwithstanding anything to the contrary in the SPA, an amount equal to the Estimated Tax Adjustment shall be withheld by Green Bay from the proceeds received from CFI with respect to the sale of the Wholesale Business on the Closing (as defined in the CFL Purchase Agreement) in accordance with the flow of funds set out in Schedule “B”. Within 30 days of the filing by Target of its Canadian tax return under the Tax Act for the taxation year in which the disposition of the Member Nitrogen Agreement occurs, Green Bay shall provide to Atlanta a statement of the Tax Adjustment. If the Tax Adjustment is less than the Estimated Tax Adjustment, Bidco shall pay the difference to Atlanta. Any such amount owing by Green Bay or Bidco to Atlanta shall be paid by Green Bay within five Business Days of the delivery of the Tax Adjustment statement. The Tax Adjustment, as finally determined, shall be treated by each party for all purposes as an adjustment to the Base Purchase Price in respect of the common shares of CFL.”

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ARTICLE 4

MISCELLANEOUS

4.1 No Other Amendments. Except as specifically amended in this Consent and Acknowledgement, the SPA and all other related documents shall remain in full force and effect and are hereby ratified and confirmed in all respects. Each party acknowledges and agrees that the rights of the other parties shall not be prejudiced by the provisions of this Consent and Acknowledgement or the entry into of this Consent and Acknowledgement.

4.2 Headings. The use of headings is for convenience of reference only and shall not affect the construction or interpretation of this Consent and Acknowledgement.

4.3 Successors and Assigns. This Consent and Acknowledgement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or benefits under this Consent and Acknowledgement, or delegate any of its duties or obligations under this Consent and Acknowledgement, to any Person without the prior written consent of the other Party.

4.4 Further Assurances. Each Party to this Consent and Acknowledgement covenants and agrees that, from time to time subsequent to the date hereof, such Party will, at the request and expense of the requesting Party, execute and deliver all such documents, including all such conveyances, transfers, consents, assumption documents and other assurances and do all such other acts and things as the other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Consent and Acknowledgement or of any agreement or other document executed pursuant to this Consent and Acknowledgement or any of the respective obligations intended to be created hereby or thereby.

4.5 Counterparts; Facsimile. This Consent and Acknowledgement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Consent and Acknowledgement may be delivered by either Party by facsimile and if so executed and delivered shall be legally valid and binding on the Party executing in such manner.

4.6 Governing Law; Disputes. This Consent and Acknowledgement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable in that province. For the avoidance of doubt, any claim, controversy or dispute arising out of or relating to this Consent and Acknowledgement shall be subject to Article 15 of the SPA.

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IN WITNESS WHEREOF, Glencore, Bidco Parent, Bidco and Agrium have caused this Consent and Acknowledgement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GLENCORE INTERNATIONAL PLC

By:	Signed “Richard Marshall”
Name:
Title:

8001979 CANADA INC.

By:	Signed “Kenneth Klassen”
Name:
Title:

8115222 CANADA INC.

By:	Signed “Kenneth Klassen”
Name:
Title:

AGRIUM INC.

By:	Signed “P.J. Freeman”
Name:
Title:

By:	Signed “Eric Miller”
Name:
Title:

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SCHEDULE “A”

See attached.

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Between

GLENCORE INTERNATIONAL PLC

– and –

CF INDUSTRIES HOLDINGS, INC.

August 2, 2012

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Defined Terms	2
1.2	Construction and Interpretation	2
1.3	Commercially Reasonable Efforts	2
1.4	Currency	3
1.5	Governing Law	3
1.6	Schedules	3

ARTICLE 2 PURCHASE AND SALE AND CLOSING		3

2.1	Purchase and Sale	3
2.2	Purchase Price	4
2.3	Payment of Purchase Price	4
2.4	Deposit	4
2.5	Manner of Cash Payment	5
2.6	GST and Other Transfer Taxes	5
2.7	Purchase Price Allocation	5
2.8	Right to Patronage Through Closing	5
2.9	Interest Accrues on Amounts Owing	6

ARTICLE 3 CLOSING		6

3.1	Place and Closing Time	6
3.2	Effective Date of Transfer of Purchased Interest and Assumption of Assumed Liabilities	6
3.3	Vendor’s Deliveries at Closing	6
3.4	Purchaser’s Deliveries at Closing	7

ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING PURCHASED INTEREST AND ASSUMED LIABILITIES		7

4.1	Representations and Warranties	7

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF VENDOR		8

5.1	Representations and Warranties	8

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		9

6.1	Representations and Warranties	9

ARTICLE 7 COVENANTS		10

7.1	Regulatory Covenants	10
7.2	Other Covenants	11

ARTICLE 8 COVENANTS REGARDING PURCHASED INTERESTS		12

8.1	Purchased Interest	12

ARTICLE 9 CONDITIONS		12

9.1	Vendor’s Conditions	12
9.2	Purchaser’s Conditions	13
9.3	General Conditions	13
9.4	Parties to Exercise Diligence	14

ARTICLE 10 TERMINATION		14

10.1	Termination of Agreement	14
10.2	Entitlement to Deposit on Termination	15

ARTICLE 11 INDEMNIFICATION		15

11.1	Indemnification by Vendor	15
11.2	Indemnification by Purchaser	15
11.3	Limitations on Claims	16
11.4	Notice of Claim	16
11.5	Direct Claims	16
11.6	Third Party Claims	16
11.7	Cooperation	17
11.8	Remedies	17
11.9	Mitigation	17
11.10	No Consequential Damages	18
11.11	Indemnity Payment	18

ARTICLE 12 SURVIVAL; TIME LIMITATIONS		18

12.1	Survival of Representations, Warranties, Covenants and Indemnities	18

ARTICLE 13 DISPUTE RESOLUTION		18

13.1	Agreement to Arbitrate	18
13.2	Certain Specific Waivers; Equitable Relief	20

ARTICLE 14 MISCELLANEOUS		20

14.1	Notices	20
14.2	Expenses and Commissions, etc.	22
14.3	Announcements and Consultation	22
14.4	Further Assurances	22
14.5	Successors and Assigns	22
14.6	No Partnership	23
14.7	Entire Agreement	23
14.8	Amendments and Waiver	23
14.9	Contra Proferentum	23

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14.10	Severability	23
14.11	Third Party Rights	24
14.12	Time of Essence	24
14.13	Counterparts	24

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PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated August 2, 2012

BETWEEN:

GLENCORE INTERNATIONAL PLC, a corporation existing under the laws of Jersey

(“Vendor”),

– and –

CF INDUSTRIES HOLDINGS, INC., a corporation existing under the laws of Delaware

(“Purchaser”),

hereinafter each a “Party” or collectively the “Parties”.

RECITALS:

A.	Vendor and Viterra Inc. (“Viterra”) have announced the entering into of a plan of arrangement pursuant to which Vendor will acquire all of the outstanding Viterra Shares (the “Arrangement”), including through its wholly-owned subsidiaries 8001979 Canada Inc. (“Bidco Parent”) and 8115222 Canada Inc. (“Bidco”);

B.	Agrium Inc., a corporation existing under the laws of Canada (“Agrium”), has agreed to support the Arrangement Agreement pursuant to and subject to the terms and conditions of a Support and Purchase Agreement dated March 19, 2012 among Vendor, Bidco Parent, Bidco and Agrium (the “Support and Purchase Agreement”); and

C.	Purchaser desires to acquire the Purchased Interest from Viterra and to assume the Assumed Liabilities from Viterra, subject to the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

In this Agreement, the terms set out in Schedule 1.1 shall have the same respective meanings given to them in Schedule 1.1, and grammatical variations shall have the respective corresponding meanings, unless otherwise expressly stated or the context requires otherwise.

1.2	Construction and Interpretation

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	references to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of, or Schedule to, this Agreement;

(b)	references to a “Section”, “Article” or a “Schedule” are references to a Section of, Article of, or Schedule to, this Agreement;

(c)	words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

(d)	the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

(e)	references to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations, rules and interpretations issued thereunder or pursuant thereto;

(f)	references to any agreement or document shall be to such agreement or document (together with the schedules and exhibits attached thereto), as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time; and

(g)	wherever the term “includes” or “including” is used, it shall be deemed to mean “includes, without limitation” or “including, without limitation”, respectively.

1.3	Commercially Reasonable Efforts

For all purposes of this Agreement, an obligation on the part of any Party to use its “commercially reasonable efforts” to act or cause any action to be taken or to make any application or give any notice or to obtain any authorization, consent, relief, order, approval or other document shall not require such Party to make any payment to any Person for the purpose of taking or causing to be taken such action or procuring the same, other than filing fees required by any applicable legal requirement. For greater certainty, the Parties acknowledge that until the Control Date Viterra is an independent company and Glencore does not Control Viterra and does not have the authority to cause Viterra to take any action or make any application or give any notice or to obtain any authorization, consent, relief, order, approval or other document under this Agreement; provided however Vendor shall use its commercially reasonable efforts to enforce its rights under the Arrangement Agreement to the extent applicable to cause Viterra to take any actions to be taken by Viterra under this Agreement.

1.4	Currency

Unless otherwise indicated, all dollar amounts referred to in the body of this Agreement and in the Schedules hereto are expressed in Canadian dollars.

1.5	Governing Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable in that province.

1.6	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1	Definitions

Schedule 2.4	Escrow Agreement

Schedule 2.7	Purchase Price Allocation

Schedule 3.3(a)(iii)	Assignment and Assumption

Schedule 3.4(b)	Environmental Indemnity

Schedule 5.1(b)	Vendor No Violation

Schedule 6.1(b)	Purchaser No Violation

Schedule 7.1(g)	Letter Agreement

Schedule 7.2(c)(i)	Amendment to Viterra Member Nitrogen Agreement

Schedule 7.2(c)(ii)	Amendment to Purchaser Member Nitrogen Agreement

ARTICLE 2

PURCHASE AND SALE AND CLOSING

2.1	Purchase and Sale

Subject to the provisions of this Agreement: (a) Vendor agrees to cause Viterra to sell to Purchaser, and Purchaser agrees to purchase from Viterra, all of the Purchased Interest; and (b) Purchaser agrees to assume all of the Assumed Liabilities, each on the Closing Date.

2.2	Purchase Price

The purchase price (the “Purchase Price”) for the Purchased Interest shall be:

(i)	if the Closing Date occurs on or before October 14, 2012, $915 million plus $330,000 per day that the Closing Date occurs before October 15, 2012; or

(ii)	if the Closing Date occurs on October 15, 2012, $915 million; or

(iii)	if the Closing Date occurs on or after October 16, 2012, $915 million minus $330,000 per day that the Closing Date occurs after October 15, 2012; provided, however, that the Purchase Price shall not be reduced by such $330,000 with respect to any day after November 30, 2012 on which any condition to closing set forth in (i) Section 9.1 shall not be capable of being satisfied by Purchaser on such date, (ii) Section 9.3(a) shall not be satisfied as of such date solely as a result of a Restraint applicable exclusively to Purchaser, or (iii) Section 9.3(c) or (d) shall not be satisfied as of such date.

2.3	Payment of Purchase Price

At Closing, Purchaser shall pay to Vendor, as agent of Viterra, by payment to Vendor of a cash amount equal to:

(a)	the Purchase Price; plus

(b)	any applicable GST and any applicable Other Transfer Taxes on the transfer of the Purchased Interest to Purchaser; minus

(c)	the Deposit and any interest actually earned thereon in accordance with Section 2.4.

2.4	Deposit

Within two (2) Business Days after all requisite CFL board and shareholder approvals contemplated by Section 7.2(d) are obtained, Purchaser shall deliver by wire transfer to Computershare Trust Company of Canada (or such other Third Party company as may be mutually agreed in writing by the Parties) (the “Escrow Agent”) an amount equal to $45 million as an earnest money deposit (the “Deposit”), which Deposit shall be invested, in accordance with the terms of an escrow agreement to be entered into between such Escrow Agent, Vendor and Purchaser relating to such Deposit in substantially the form attached hereto as Schedule 2.4 (with such changes thereto requested by such Escrow Agent as are reasonably acceptable to the Purchaser and Vendor) (the “Escrow Agreement”). The Deposit and any interest earned thereon at the rate so invested shall be paid to the Party ultimately entitled to the Deposit in accordance with the terms and conditions of this Agreement and such Escrow Agreement.

2.5	Manner of Cash Payment

(a)	All cash payments to be made pursuant to this Agreement shall be in Canadian dollars.

(b)	All cash payments to be made hereunder shall be made by wire transfer of immediately available funds to an account designated by the Party entitled to receive such payment.

2.6	GST and Other Transfer Taxes

All amounts payable by Purchaser to Vendor hereunder do not include GST and Other Transfer Taxes. No later than thirty (30) days prior to the Closing Date, Vendor shall provide Purchaser with an invoice (in a form and in such detail reasonably acceptable to Purchaser) which invoice shall detail out the amounts and transactions subject to GST or any Other Transfer Taxes and the amount of GST or such Other Transfer Taxes due thereon. Provided such invoice is acceptable in form and amount to Purchaser, Purchaser will remit such GST or such Other Transfer Taxes to Vendor, as agent for Viterra, in accordance with the rules and regulations regarding the payment and collection of GST or such Other Transfer Taxes. For the sake of clarity and completeness, Purchaser shall not be liable for (i) any GST or Other Transfer Taxes related to any other transaction involving Vendor, Viterra or any other Person other than the direct purchase of the Purchased Interest by Purchaser from Viterra; or (ii) any penalties, interest or additions to tax due on the transactions contemplated hereunder or any other transactions entered into by Vendor, Viterra or any other Person or any penalties, interest or additions to tax related to the failure of Vendor, Viterra or any other Person to collect the correct amount of GST or Other Transfer Taxes.

2.7	Purchase Price Allocation

The Purchase Price shall be allocated in accordance with Schedule 2.7. The Parties agree to file all tax returns and make all other necessary filings consistent with Schedule 2.7, unless required otherwise by Applicable Law. Neither Purchaser nor Vendor, nor any of their respective Affiliates, shall take any tax position on any tax return, audit or otherwise that is inconsistent with Schedule 2.7, unless required otherwise by Applicable Law.

2.8	Right to Patronage Through Closing

Notwithstanding the assignment at Closing Time of Viterra’s rights and interests under the Viterra Member Nitrogen Agreement from Viterra to Purchaser, Viterra shall retain the right to all patronage due and payable under the Viterra Member Nitrogen Agreement to Viterra with respect to products purchased by Viterra pursuant to the Viterra Member Nitrogen Agreement during the period from January 1, 2012 through the day immediately prior to the Closing Date. Any such patronage that has not been paid to Viterra prior to the Closing Date shall be paid to Vendor as agent of Viterra in cash as promptly as practicable and in any event no later than 60 days following the Closing Date. Purchaser represents and warrants, to its knowledge, that as of the date of this Agreement (i) CFL has billed Viterra for purchases of product in accordance with Section 4.2 of the Viterra Member Nitrogen Agreement and (ii) Viterra has not advanced any funds to CFL other than the Member Advance Note.

2.9	Interest Accrues on Amounts Owing

Subject to Section 2.4, any amount owing to a Party (which for these purposes shall be deemed to include Viterra) by the other Party pursuant to any provision of this Agreement, whether accruing due before, at or after Closing, and remaining unpaid shall bear interest calculated daily and compounded monthly, from the day such amount was due to be paid until the day such amount was paid in full, at the Interest Rate plus an additional four hundred basis points, regardless of whether such Party (which for these purposes shall be deemed to include Viterra) has given the other Party prior notice of the accrual of interest hereunder.

ARTICLE 3

CLOSING

3.1	Place and Closing Time

Unless otherwise agreed in writing by the Parties, Closing shall take place at the Closing Time at the Place of Closing.

3.2	Effective Date of Transfer of Purchased Interest and Assumption of Assumed Liabilities

The transfer of the Purchased Interest from Viterra to Purchaser, and the assumption of the Assumed Liabilities by Purchaser, shall each be effective as of the Closing Time. Possession and risk of, and title to, the Purchased Interest shall be deemed to pass from Viterra to Purchaser, and the assumption and risk of the Assumed Liabilities shall be deemed to pass from Viterra to Purchaser, each at Closing.

3.3	Vendor’s Deliveries at Closing

(a)	At Closing, Vendor shall deliver, or cause to be delivered, to Purchaser the following:

(i)	the stock certificates representing the common and preferred shares of CFL included in the Purchased Interest, duly endorsed by Viterra for transfer;

(ii)	the Member Advance Note, duly endorsed by Viterra for transfer;

(iii)	an assignment and assumption agreement in respect of Viterra’s rights and interests under the Viterra Member Nitrogen Agreement substantially in the form attached hereto as Schedule 3.3(a)(iii);

(iv)	all other necessary conveyances, transfers, assignments, registrations (including in respect of intellectual property) and other documentation in form and substance agreed by Purchaser and Vendor, acting reasonably, reasonably required to convey the Purchased Interest to Purchaser (the “Specific Conveyances”);

(v)	subject to Section 7.2(b), resignations from each of Viterra’s director nominees to the board of directors of CFL;

(vi)	the certificate of Vendor’s senior officer referred to in Section 9.2;

(vii)	a receipt for payment of the amounts payable pursuant to Section 2.3; and

(viii)	a statutory declaration from a senior officer of Viterra confirming that Viterra is not a non-resident of Canada for purposes of the Tax Act.

3.4	Purchaser’s Deliveries at Closing

(a)	At Closing, Purchaser shall deliver, or cause to be delivered, to Vendor the following:

(i)	the amounts payable pursuant to Section 2.3; and

(ii)	the certificate of Purchaser’s senior officer referred to in Section 9.1.

(b)	At Closing, Purchaser shall deliver, or cause to be delivered, to Vendor the indemnity executed by Purchaser substantially in the form attached hereto as Schedule 3.4(b).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING PURCHASED INTEREST AND

ASSUMED LIABILITIES

4.1	Representations and Warranties

Vendor represents and warrants to Purchaser as follows and acknowledges and confirms that Purchaser is relying on such representations and warranties in entering this Agreement:

(a)	Ownership; Good Title Conveyed. As at Closing Time, Viterra will be the record and beneficial owner of the Purchased Interest, free and clear of all Encumbrances, other than the Permitted Encumbrances, with good, valid and marketable title thereto. As at Closing Time, the consummation of the Intended Transaction will not violate or conflict with any preemptive rights or rights of first refusal or similar rights with respect to the Purchased Interest and no such rights will arise by virtue of or in connection with the consummation of the Intended Transaction; there will be no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the Purchased Interest; and neither Vendor, Viterra nor any of their Affiliates owns any equity interests in or any other securities of CFL other than the 34,000 common shares, without par value, and 17,000 non-participating, non-voting, redeemable preferred shares, par value $1,000 per share, of CFL. The share certificates, endorsements, assignments and other instruments to be executed and delivered by Viterra to Purchaser at the Closing will be valid and binding obligations of Viterra, enforceable in accordance with their respective terms, and will effectively vest in Purchaser good, valid and marketable title to the Purchased Interest pursuant to and as contemplated by this Agreement, free and clear of all Encumbrances, other than the Permitted Encumbrances.

(b)	No Other Representations and Warranties. Except as expressly set forth in this Article 4, (i) Vendor does not make any representation or warranty of any type whatsoever, whether express or implied or otherwise, regarding the Purchased Interest or the Assumed Liabilities, or any matter or thing relating thereto (and Purchaser acknowledges that it is not receiving, nor has it relied upon, any such representation or warranty whatsoever) and (ii) the Purchased Interest and the Assumed Liabilities shall be transferred or assumed, as applicable, on an “as is, where is” basis without the benefit of any representation or warranty from Vendor or any other Person.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF VENDOR

5.1	Representations and Warranties

Vendor represents and warrants to Purchaser as follows and acknowledges and confirms that Purchaser is relying on such representations and warranties in entering this Agreement:

(a)	Organization. Vendor is validly existing, organized and subsisting under the laws of its jurisdiction of incorporation and organization and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b)	No Violation. Except as set forth on Schedule 5.1(b), the entering into of this Agreement and the completion of the Intended Transaction will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vendor under, or require any Consent under: (i) any provision of the constating documents, by laws or resolutions of the board of directors (or any committee thereof) or resolutions of the shareholders of Vendor; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Vendor; (iii) any licence, permit, approval, consent or authorization held by Vendor; (iv) any agreement or other instrument to which Vendor is a party or by which Vendor is bound the breach of which would have a material adverse effect on its ability to perform its obligations under the Intended Transaction; or (v) any Applicable Law in respect of which Vendor must comply. Without limiting the generality of the foregoing, Vendor has obtained any necessary Consents, in writing, from Viterra and Agrium under all agreements between Vendor and such parties for the Intended Transaction.

(c)	Enforceability. This Agreement has been duly authorized, executed and delivered by Vendor and is a legal, valid and binding obligation of Vendor, enforceable against it by Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)	Income Tax Residency. As at Closing Time, Viterra will not be a non-resident of Canada for purposes of section 116 of the Tax Act.

(e)	Excise Tax Registration. As at Closing Time, Viterra will be validly registered under Part IX of the Excise Tax Act (Canada) with a valid registration account, and at Closing Time Vendor will provide Purchaser with Viterra’s account number.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Representations and Warranties

Purchaser represents and warrants to Vendor as follows and acknowledges and confirms that Vendor is relying on such representations and warranties in entering this Agreement:

(a)	Organization. Purchaser is validly existing, organized and subsisting under the laws of its jurisdiction of incorporation and organization and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

(b)	No Violation. Except as set forth on Schedule 6.1(b), the entering into of this Agreement and the completion of the Intended Transaction will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Purchaser under, or require any Consent under: (i) any provision of the constating documents, by laws or resolutions of the board of directors (or any committee thereof) or resolutions of the shareholders of Purchaser; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Purchaser; (iii) any licence, permit, approval, consent or authorization held by Purchaser; (iv) any agreement or other instrument to which Purchaser is a party or by which Purchaser is bound the breach of which would have a material adverse effect on its ability to perform its obligations under the Intended Transaction; or (v) any Applicable Law in respect of which Purchaser must comply.

(c)	Enforceability. This Agreement has been duly authorized, executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against it by Vendor in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(d)

Ownership of Purchased Interest. Other than the approvals of the directors and shareholders of CFL referred to in Section 7.2(d) with respect to the transfer of the Purchased Interest from Viterra to Purchaser, Purchaser has no actual knowledge of any claim by any Third Party with respect to any of the Purchased Interest that such Third Party has a property interest in such assets and that it is a violation of the rights of such Third Party for another Person to hold, transfer or deal with such assets; provided, however, that Purchaser makes no representation or warranty with respect to any mortgages, charges, encumbrances, liens or security interests granted or held by any Party or any of its Affiliates on any of the Purchased Interest; and provided, further, however, that Vendor agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, (i) Purchaser shall not have any Liability for any breach of or inaccuracy in the representations and warranties in this Section 6.1(d) under any circumstances and (ii) a breach of or inaccuracy in the representations and warranties in this Section 6.1(d) may only be asserted in the context of a defence to a Claim by any of the Purchaser Indemnified Parties for a breach of or inaccuracy in the representations and warranties in Section 4.1(a).

ARTICLE 7

COVENANTS

7.1	Regulatory Covenants

(a)	Purchaser will use commercially reasonable efforts to obtain Competition Act Compliance or cause Competition Act Compliance to be obtained and in doing so will cooperate and consult with Vendor. Without limiting the generality of the foregoing, Purchaser will as soon as practicable, and in any event within five (5) Business Days after the date of this Agreement, prepare and provide submissions to the Commissioner of Competition including an application for an Advance Ruling Certificate, and will promptly furnish any additional information requested under the Competition Act. In addition, unless Purchaser determines that such notifications need not be filed, Purchaser will prepare and file the requisite notifications on behalf of Purchaser and CFL pursuant to Part IX of the Competition Act as soon as practical.

(b)	Purchaser will use commercially reasonable efforts to obtain Investment Canada Act Approval. Purchaser shall submit an application for review in connection therewith as soon as practicable, and in any event within five (5) Business Days after the date of this Agreement.

(c)	Purchaser will keep Vendor reasonably informed of the status of the review process for obtaining Competition Act Compliance and Investment Canada Act Approval, will provide Vendor with copies of any submission or application in draft form (with any confidential information redacted therefrom, with a complete copy to Vendor’s external counsel), will incorporate Vendor’s reasonable comments in any such submission and will allow Vendor’s external counsel to participate in any substantive meetings or communications with the relevant Government Authority to the extent permitted by the relevant Government Authority, at all times providing reasonable notice thereof.

(d)	Nothing in this Section 7.1 shall oblige Purchaser to disclose to Vendor any written communications or information which Purchaser, acting reasonably, considers to be confidential and sensitive in nature, provided that arrangements will be made among the Parties and their counsel as necessary for any such confidential written communications or information to be exchanged on an “external counsel only” basis.

(e)	Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be obligated to make proposals, agree or carry out agreements or submit to orders providing for (i) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser, any of its Affiliates or CFL, (ii) the imposition of any limitation or regulation on the ability of Purchaser, any of its Affiliates or CFL to freely conduct their business or own such assets, or (iii) the holding separate of the Purchased Interest or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Purchased Interest.

(f)	Purchaser will pay all requisite filing fees and applicable charges in relation to any filing or application made in respect of the Competition Act.

(g)	Vendor acknowledges that Purchaser and Agrium are entering into the letter agreement attached hereto as Schedule 7.1(g).

7.2	Other Covenants

(a)	Without in any way whatsoever limiting or diminishing Purchaser’s obligations herein, including its obligations under Section 7.1, (i) Vendor will use commercially reasonable efforts to cooperate with Purchaser in obtaining Competition Act Compliance and in connection with Purchaser’s application for Investment Canada Act Approval and (ii) Vendor will use commercially reasonable efforts to cause Viterra to cooperate with Purchaser in obtaining Competition Act Compliance and in connection with Purchaser’s application for Investment Canada Act Approval. Purchaser acknowledges that Viterra is currently working towards finalizing the Arrangement, including a pre-acquisition reorganization, which shall be prioritized by Viterra ahead of assisting Purchaser with the filings contemplated by this Section 7.2 and that Viterra is and will be assisting other purchasers of its assets so its available resources to assist Purchaser will be limited by these commitments; provided that Vendor agrees to cooperate with Purchaser in good faith to address any material delays resulting from the foregoing and Vendor further agrees to use commercially reasonable efforts to cause Viterra to promptly comply with any request from any Governmental Authority.

(b)	Subject to obtaining an irrevocable and complete release and discharge from all claims and potential claims in respect of the period prior to the Closing Date from the Purchaser in favour of each of Viterra’s director nominees to the board of directors of CFL, Vendor shall cause each of Viterra’s director nominees to the board of directors of CFL to resign or be removed as a CFL director effective as of the Closing Time. Purchaser shall use commercially reasonable efforts to obtain such a release in favour of the Viterra director nominees from CFL. At or prior to the Closing, Vendor shall deliver a reciprocal release in favour Purchaser’s director nominees to the board of directors of CFL.

(c)

At or prior to the Control Date, (i) Vendor shall cause to be delivered an amendment to the Viterra Member Nitrogen Agreement substantially in the form attached as Schedule 7.2(c)(i) hereto executed by Viterra, (ii) Purchaser shall deliver an amendment to the Purchaser Member Nitrogen Agreement substantially in the form attached as Schedule 7.2(c)(ii) hereto executed by CF Industries, Inc. and (iii) Purchaser and Vendor will use commercially reasonable efforts to take such actions necessary to cause CFL to countersign such amendments to the Viterra Member Nitrogen Agreement and the Purchaser Member Nitrogen Agreement.

(d)	Before, or as promptly as practicable after, the Control Date each Party shall take all actions within the control of such Party necessary to cause the requisite CFL board and shareholder approvals of the Intended Transaction and the amendments to the member nitrogen agreements referenced above to be obtained, including causing their (or in the case of Vendor, Viterra’s) respective director nominees to the board of directors of CFL to approve such matters and taking all necessary actions in their (or in the case of Vendor, Viterra’s) capacity as a shareholder of CFL to approve, or cause to be approved, such matters.

ARTICLE 8

COVENANTS REGARDING PURCHASED INTERESTS

8.1	Purchased Interest

From (a) the date of this Agreement to the Control Date, Vendor will use its commercially reasonable efforts so as not to permit Viterra to assign, transfer or convey or Encumber the Purchased Interest and (b) the Control Date to the Closing Date, Vendor will not permit Viterra to assign, transfer or convey or Encumber the Purchased Interest; provided, however, Vendor is entitled to cause Viterra to assign, transfer or convey the Viterra Member Nitrogen Agreement to a direct or indirectly wholly-owned Canadian subsidiary of Viterra (a “Permitted Transferee”) if (and only if) the transfer of the Viterra Member Nitrogen Agreement to Purchaser from the Permitted Transferee under this Agreement is effected by way of an asset transaction. For all purposes under this Agreement (including, without limitation, each of the representations and warranties set forth in Sections 4.1 and 5.1), each reference to Viterra shall be deemed to include a reference to any such Permitted Transferee.

ARTICLE 9

CONDITIONS

9.1	Vendor’s Conditions

The obligation of Vendor to complete, or cause to be completed, the sale of the Purchased Interest and the assumption by Purchaser of the Assumed Liabilities is subject to the following conditions, which are inserted herein and made part hereof for the exclusive benefit of Vendor: (i) Purchaser shall have performed and fulfilled, in all material respects, all of its covenants and obligations under this Agreement to have been performed by it by the Closing Time; and (ii) all of the representations and warranties of Purchaser in this Agreement shall be true and correct, in all material respects, as of the Closing Time; in each case, as confirmed on an unqualified basis by certificate of a senior officer of Purchaser (for and on behalf of the Purchaser and without personal liability) to be delivered to Vendor at Closing.

The conditions contained in this Section 9.1 shall be for the sole benefit of Vendor and may, without limitation to any of the rights of Vendor contained in this Agreement, be waived by Vendor in writing, in whole or in part, at any time.

9.2	Purchaser’s Conditions

The obligation of Purchaser to complete the purchase of the Purchased Interest and the assumption by Purchaser of the Assumed Liabilities is subject to the following conditions, which are inserted herein and made part hereof for the exclusive benefit of Purchaser: (i) Vendor shall have performed and fulfilled, in all material respects, all of its covenants and obligations under this Agreement to have been performed by it by the Closing Time; and (ii) all of the representations and warranties of Vendor in this Agreement shall be true and correct, in all material respects, as of the Closing Time; in each case, as confirmed with respect to Vendor on an unqualified basis by certificate of a senior officer of Vendor (for and on behalf of the Vendor and without personal liability) to be delivered to Purchaser at Closing.

The conditions contained in this Section 9.2 shall be for the sole benefit of Purchaser and may, without limitation to any of the rights of Purchaser contained in this Agreement, be waived by Purchaser in writing, in whole or in part, at any time.

9.3	General Conditions

The obligation of all of the Parties to complete the sale of the Purchased Interest by Viterra to Purchaser and the assumption by Purchaser of the Assumed Liabilities is subject to the following conditions, which are inserted herein and made part hereof for the benefit of all of the Parties:

(a)	no temporary restraining order, preliminary or permanent injunction, order, decree, writ, ruling or award issued by any court or other Governmental Authority of competent authority preventing the consummation of the Intended Transaction shall be in effect, and no Applicable Law shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which prohibits the consummation of the transactions contemplated by this Agreement (collectively, “Restraints”);

(b)	the Control Date shall have occurred;

(c)	without limitation to Purchaser’s obligations herein, including under Section 7.1, Purchaser having obtained Competition Act Compliance within 150 days of the Control Date, provided that either Vendor or Purchaser may, at its sole and exclusive discretion, elect to extend such 150 days period for a further period of time not to exceed an additional 90 days;

(d)	without limitation to Purchaser’s obligations herein, including under Section 7.1, Purchaser having obtained Investment Canada Act Approval within 150 days of the Control Date, provided that either Vendor or Purchaser may, at its sole discretion, elect to extend such 150 day period for a further period of time not to exceed an additional 90 days; and

(e)	all requisite CFL board and shareholder approvals contemplated by Section 7.2(d) shall have been obtained; provided, a Party shall not be entitled to rely on this Section 9.3(e) to delay the Closing if the failure of the condition in this Section 9.3(e) is the result of failure by such Party to perform its obligations under Section 7.2(d).

The conditions contained in this Section 9.3 shall be for the benefit of all of the Parties and may only, without limitation to any of the rights of any Party contained in this Agreement, be waived by the Parties jointly and in writing, in whole or in part, at any time.

9.4	Parties to Exercise Diligence

Subject to Section 10.1, each Party shall proceed diligently and use all commercially reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Sections 9.1 through 9.3.

ARTICLE 10

TERMINATION

10.1	Termination of Agreement

(a)	At any time prior to the Closing, this Agreement may be terminated and the Intended Transaction abandoned by authorized action taken by the terminating Party:

(i)	by written consent of the Parties;

(ii)	by any Party, if the conditions set forth in Section 9.3(c) or 9.3(d) are not satisfied by the applicable date or dates set forth therein (as such dates may be extended in accordance with such sections) where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by the Party seeking to terminate the Agreement;

(iii)	by any Party, if a Restraint shall be in effect and shall have become final and non-appealable where the Restraint is not the result, directly or indirectly, of a breach of this Agreement by the Party seeking to terminate the Agreement;

(iv)	by any Party, if the Arrangement Agreement is terminated or abandoned; or

(v)	by Purchaser if the Closing shall not have occurred prior to the first anniversary of the date of this Agreement (where the failure to close is not the result, directly or indirectly, of a breach of this Agreement by Purchaser).

(b)

Upon the termination of this Agreement in accordance with the terms contained herein, this Agreement shall be of no further force or effect; provided, however, that: (i) this Article 10, Section 1.5, Section 2.4, Section 2.9, the provisos in

Section 6.1(d), Section 11.3, Article 13, Section 14.9 and Section 14.11 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any Party from any Liability for fraud or any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant, or other provision contained in this Agreement that occurred prior to this Agreement being terminated and (iii) the Deposit and all interest earned thereon shall be paid to Vendor or Purchaser as determined in Section 10.2.

10.2	Entitlement to Deposit on Termination

(a)	Upon the termination of this Agreement in accordance with the terms contained herein, unless the event giving rise to the termination is due solely and exclusively to a Purchase Agreement Default by Purchaser, then the Deposit shall be returned to Purchaser in accordance with the Escrow Agreement.

(b)	Upon the termination of this Agreement in accordance with the terms contained herein under any circumstances other than as provided for in Section 10.2(a), the Deposit, together with the interest earned thereon, shall be paid over to Vendor in accordance with the Escrow Agreement, and, in the event of Liability on the part of Purchaser as contemplated by Section 10.1(b)(ii), applied as a genuine pre-estimate of minimum liquidated damages and not as a penalty. In addition, if, subject to the limitations contained in Section 10.1(b), a Party’s actual Liability exceeds the Deposit and all interest earned thereon, such Party shall be entitled to recover the full amount of its actual Liability, subject to the limitations set forth in this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification by Vendor

Subject to Section 11.3, from and after the Closing, Vendor agrees to indemnify and save harmless the Purchaser Indemnified Parties from all Losses suffered or incurred by any of them as a result of or arising out of or in connection with:

(a)	any breach by Vendor or any inaccuracy of any representation or warranty of Vendor contained in this Agreement; and

(b)	any breach or non-performance by Vendor of any covenant to be performed by Vendor which is contained in this Agreement.

11.2	Indemnification by Purchaser

Subject to Section 11.3, from and after the Closing, Purchaser agrees to indemnify and save harmless the Vendor Indemnified Parties from all Losses suffered or incurred by any of them as a result of or arising out of or in connection with:

(a)	any breach by Purchaser or any inaccuracy of any representation or warranty of Purchaser contained in this Agreement;

(b)	any breach or non-performance by Purchaser of any covenant to be performed by Purchaser which is contained in this Agreement; and

(c)	the Assumed Liabilities.

11.3	Limitations on Claims

The aggregate Liability of any Party hereunder with respect to Losses arising from or arising out of matters relating to this Agreement shall not exceed an amount equal to the Purchase Price.

11.4	Notice of Claim

If a Party (the “Indemnified Party”) shall become aware of any Claim in respect of which the other Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof (a “Notice of Claim”) to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a Claim by a Third Party against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification, but its right to indemnification may be reduced to the extent such delay prejudices the defense of such Claim, increases the amount of the liability or cost of defense, or prejudices Indemnifying Party’s ability to recover any sums under applicable insurance coverage.

11.5	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have sixty (60) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such sixty (60) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be submitted to arbitration pursuant to Article 13.

11.6	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right by notice to the Indemnified Party not later than 30 days after receipt of the notice described in Section 11.4, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim:

(a)

If the Indemnifying Party elects to assume control, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable out of pocket expenses (including reasonable legal fees) as a result of such participation or assumption as such expenses are incurred. If the Indemnifying

Party elects to assume such control, the Indemnified Party shall continue to have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party consents to the retention of such counsel at its expense or (ii) the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences) in which case the fees and disbursements of such counsel shall be paid by the Indemnifying Party; and

(b)	If the Indemnifying Party assumes the defence of any Third Party Claim, the Indemnified Party shall not settle such Third Party Claim unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld or delayed). If the Indemnifying Party assumes the defence of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which may be withheld in the Indemnified Party’s sole discretion), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (x) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Affiliates, (y) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim or (z) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. If the Indemnified Party assumes the defence of any Third Party Claim, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

11.7	Cooperation

The Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

11.8	Remedies

The Parties acknowledge and agree that from and after the Closing, except in the case of fraud or intentional misrepresentation, the indemnification provisions of this Article 11 shall be the sole and exclusive remedy for any Claim for breach of any covenant, representation, warranty or other provision of this Agreement; provided, however, that the provisions contained in this Article 11 shall not limit or otherwise apply in any way to any Claim for specific performance, or any other similar remedy, or injunctive relief, or any other similar remedy.

11.9	Mitigation

Nothing contained in this Article 11 shall eliminate or reduce an Indemnified Party’s obligations to mitigate its Losses.

11.10	No Consequential Damages

No Party will be liable for consequential, incidental, aggravated, exemplary or punitive damages pursuant to this Agreement but, for certainty, such exclusion does not include Losses resulting from diminution in value or loss of profit (including for future earnings to be derived from the Purchased Interest attributable to any Direct Claim).

11.11	Indemnity Payment

If any payment made by any Party pursuant to this Article 11 is deemed by the Excise Tax Act (Canada) to include harmonized sales tax, GST or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

ARTICLE 12

SURVIVAL; TIME LIMITATIONS

12.1	Survival of Representations, Warranties, Covenants and Indemnities

All provisions of this Agreement shall not merge upon Closing, but shall survive the execution, delivery and performance of this Agreement, Closing and the execution and delivery of any transfer documents or other documents of title to the Purchased Interest and all other agreements, certificates and instruments delivered pursuant to this Agreement and the payment of the consideration for the Purchased Interest without limitation as to time unless such provision specifies a term, in which case it shall survive for such specified term.

ARTICLE 13

DISPUTE RESOLUTION

13.1	Agreement to Arbitrate

(a)	Any claim, controversy or dispute between Vendor and Purchaser arising out of or relating to this Agreement or the breach, termination or validity thereof (a “Dispute”) shall first be raised by notice in writing by a Party to the other Party (“Notice”) and shall include the name of a senior officer empowered by the sending Party to engage in negotiations to resolve the Dispute. The receiving Party shall respond promptly in writing with the name of one of its senior officers empowered to engage in negotiations to resolve the Dispute. The senior officers shall meet promptly thereafter. If, for any reason, the Dispute has not been resolved within twenty (20) Business Days of receipt by a Party of Notice, either Party may proceed to arbitration pursuant to this Article 13(b). The sending of Notice pursuant to this Section 13.1(a) shall toll any statute of limitations applicable to any Dispute until ten (10) days after the expiration of the twenty (20) Business day period set forth above.

(b)

Any Dispute that has not been timely resolved in accordance with Section 13.1(a), shall on the request of any Party be resolved by final and binding arbitration proceedings to be conducted before a panel of three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) Court of Arbitration then in effect (the “Rules”) except as modified herein. Any order or judgment by the arbitral tribunal may be enforced by any court having jurisdiction over any of the Parties or any of their assets.

(c)	The arbitration shall be seated at Toronto, Ontario, conducted in English, and its procedures shall be governed by the Ontario International Arbitration Act and the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

(d)	Each Party shall nominate an arbitrator in accordance with the Rules. If the arbitrators so nominated cannot agree on the third arbitrator within fifteen (15) Business Days after the confirmation by the ICC Court of Arbitration (“ICC Court”) of the appointment of the second arbitrator, either Party may request that the ICC Court appoint the third arbitrator, who shall serve as chair of the arbitral tribunal. No arbitrator shall have been a director, officer or employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to, any Party during a period of 5 years preceding his or her appointment as an arbitrator.

(e)	The Party that, in the opinion of the arbitrators, does not prevail in any arbitration shall pay the costs of the arbitration (including reasonable attorneys’ fees and expenses and the fees expenses of the arbitral tribunal and the ICC) of the Party which prevails, unless otherwise awarded by the arbitrators.

(f)	The arbitral tribunal shall deliver its final award on the merits within thirty (30) Business Days after close of the hearing on the merits.

(g)	Except for decisions relating to discovery, which may, at the discretion of the arbitral tribunal, be made by the chair alone, no decision of the arbitrators shall be valid unless a quorum of the arbitrators is present at a meeting to consider such decision. A quorum of the arbitrators shall be no less than 3. The arbitrators may meet to consider a decision in person, by telephone or by teleconference and it shall be within their discretion to determine the appropriate method of meeting in respect of any particular decision that is required. Provided that a quorum of arbitrators is present, any majority in number of the arbitral tribunal shall have the power to make any findings of fact, law or mixed fact and law necessary or incidental to the determination of the Dispute, make any ruling or order on procedural or substantive matters arising out of or related to the Dispute including as to costs, and to grant any remedy or relief that could be granted by a Justice of the Court of Queen’s Bench of Alberta at a trial of the Dispute, including final, interim, interlocutory and partial awards covering damages and/or temporary or permanent injunctive relief.

(h)

All matters relating to any Dispute which is the subject matter of arbitration hereunder, including all submissions made to the arbitrators and the decision of the arbitrators, shall be treated as confidential by the Parties and the Parties shall, and shall cause any witnesses, counsel or professional advisers retained in connection with such an arbitration, to maintain all such matters in strict confidence, except as may be required by law or regulatory authority or as may be required to enforce any award rendered by the arbitral tribunal.

(i)	By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties hereby submit to the exclusive jurisdiction of the courts of applicable jurisdiction in Toronto Ontario for any action or proceeding to compel arbitration and for provisional relief in aid of arbitration, and to the non-exclusive jurisdiction of such courts for entry and enforcement of any arbitral award. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of such courts, including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

13.2	Certain Specific Waivers; Equitable Relief

Each of the Parties irrevocably and unconditionally waives any rights and defences it may have to resist an application for specific performance, or any other similar remedy, requiring it to perform its covenants under this Agreement (including its covenant to complete Closing or pay the Purchase Price at Closing or, (a) in the case of Vendor, its covenant to make those deliveries required by Section 3.3 and (b) in the case of Purchaser, its covenant to make those deliveries required by Section 3.4) and any rights it may have to commence an application for an injunction, or any other similar remedy, to prevent or delay Closing (or any part of it) from occurring. Without limitation to the foregoing, the Parties agree that monetary damages would not alone be sufficient to remedy any breach by a Party of its covenant to complete Closing and that each Party will be entitled to equitable relief, including by injunction and specific performance, in the event of any breach by the other Party of its covenant to complete Closing, in addition to any other remedy available pursuant to this Agreement or by Applicable Law. The Parties further waive any requirement for the deposit of security or posting of any bond in connection with the application for or granting of any equitable remedy.

ARTICLE 14

MISCELLANEOUS

14.1	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in Person, transmitted by electronic or facsimile transmission (with confirmation of delivery confirmed by the sender) or sent by registered mail, charges prepaid, addressed as follows:

(a)	If to Purchaser:

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention:	Douglas C. Barnard
Fax No.:	847-267-0609
Email:	Dbarnard@cfindustries.com

with a mandatory copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention:	Richard C. Witzel, Jr.
Email:	Richard.Witzel@skadden.com
Fax No.:	312-407-0411

Cassels Brock & Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, ON M5H 3C2
Canada
Attention:	Y. Ken Chun
Email:	kchun@casselsbrock.com
Fax No.:	416-642-7161

(b)	If to Vendor:

Glencore International plc
Baarermattstrasse 3
CH-6340 Baar
Switzerland
Attention:	Richard Marshall
Email:	Fax No.: +41 41 709 2621
Fax No.:	richard.marshall@glencore.com

with a mandatory copy (which copy shall not constitute notice) to:

Bennett Jones LLP
Suite 3400, P.O. Box 130
1 First Canadian Place
Toronto, ON M5X 1A4
Attention:	Kenneth Klassen
Email:	klassenk@bennettjones.com
Fax No.:	Fax No.: 416-863-1716

Any such notice or other communication shall be deemed to have been given and received on the day and at the time on which it was delivered or transmitted (or, if this Agreement specifies delivery on a Business Day, if such day is not a Business Day or if transmitted after 5:00 pm (Calgary time), at 8:00 am (Calgary time) on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three (3) Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid. Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 14.1.

14.2	Expenses and Commissions, etc.

Subject to Article 11, each Party will be responsible for its own costs and expenses incurred in arranging, structuring or completing the Intended Transaction, including all costs and expenses of its own legal, financial and other advisors, and costs and expenses incurred in connection with the negotiation of this Agreement and any collateral agreements hereto.

14.3	Announcements and Consultation

The Parties agree to promptly advise, consult and co-operate with each other in making any filings with applicable securities authorities, issuing any press releases or otherwise making public statements with respect to this Agreement or the transactions contemplated hereby. Each Party shall use all reasonable commercial efforts to enable the other Party to review and comment on all such filings or press releases, as applicable, prior to the filing or release thereof; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make disclosure in accordance with Applicable Laws, and if such disclosure is required and the other Party has not reviewed or commented on the disclosure, the Party making such disclosure shall use reasonable commercial efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible or practicable, to give such notice immediately following the making of such filing or disclosure.

14.4	Further Assurances

Each Party to this Agreement covenants and agrees that, from time to time subsequent to the date hereof, such Party will, at the request and expense of the requesting Party, execute and deliver all such documents, including all such conveyances, transfers, consents, assumption documents and other assurances and do all such other acts and things as the other Party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.

14.5	Successors and Assigns

(a)	This Agreement shall be binding upon and enforceable by the Parties and their respective successors and permitted assigns.

(b)	No Party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations under this Agreement, to any Person without the prior written consent of the other Party, which may be provided or withheld at such Party’s discretion; provided that, notwithstanding the foregoing, either Party will be entitled to assign its rights and obligations under this Agreement to a directly or indirectly, wholly-owned, subsidiary, provided that such assignment shall not relieve the assigning Party of its obligations under this Agreement.

14.6	No Partnership

This Agreement shall not create, or shall be deemed to create, any partnership, fiduciary relationship or duty between the Parties or constitute either Party the agent or legal representative of the other.

14.7	Entire Agreement

This Agreement (including, for certainty, all documents being delivered or to be delivered by the Parties or entered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement by any Party to this Agreement except to the extent that the same has been reduced to writing and included as a term of this Agreement and neither of the Parties to this Agreement has been induced to enter into this Agreement by reason of any such warranty, representation, opinion, advice or fact. Accordingly, there shall be no Liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent the same has been reduced to writing and included as a term in this Agreement.

14.8	Amendments and Waiver

No amendment or waiver of any provision of this Agreement shall be binding on either Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

14.9	Contra Proferentum

The Parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the Party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.

14.10	Severability

If any provision contained herein is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision herein and each such provision is deemed to be separate and distinct.

14.11	Third Party Rights

Other than (i) in respect of Viterra in Article 2 or (ii) in respect of the Indemnified Parties in Article 11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. With respect to those provisions of this Agreement applicable to the Purchaser Indemnified Parties, Purchaser is executing, delivering and holding this Agreement as agent and trustee for such Purchaser Indemnified Parties, and, with respect to those provisions of this Agreement applicable to the Vendor Indemnified Parties and/or Viterra (as the case may be), Vendor is executing, delivering and holding this Agreement as agent and trustee for such Vendor Indemnified Parties and/or Viterra (as the case may be). The Parties agree that Vendor may enforce the provisions of Article 11 on behalf of the Vendor Indemnified Parties and/or Viterra (as the case may be) and the Purchaser may enforce the provisions of Article 11 on behalf of the Purchaser Indemnified Parties, and in each instance, the Indemnifying Party or Purchaser (as the case may be) will not in any proceeding: (x) by Vendor to enforce the provisions of (a) Article 11 on behalf of the remaining Vendor Indemnified Parties or (b) of Article 2 on behalf of Viterra or (y) by the Purchaser to enforce the provisions of Article 11 on behalf of the remaining Purchaser Indemnified Parties, assert any defence thereto based on the absence of authority or consideration or privity of contract and hereby irrevocably waives the benefit of any such defence.

14.12	Time of Essence

Time shall be of the essence of this Agreement.

14.13	Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. This Agreement may be delivered by either Party by facsimile or in electronically scanned form and if so executed and delivered shall be legally valid and binding on the Party executing in such manner. Parties transmitting by fax or electronically will also deliver the original counterpart to the other Parties, but failure to do so does not invalidate this Agreement.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF this Agreement has been executed by the Parties.

GLENCORE INTERNATIONAL PLC

By:
	Name:	Richard Marshall
	Title:	General Counsel

CF INDUSTRIES HOLDINGS, INC.

By:
	Name:	Lynn F. White
	Title:	Vice President, Corporate Development

Schedule 1.1

DEFINITIONS

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement;

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person, and for greater certainty, upon Vendor or Bidco acquiring all of the outstanding Viterra Shares pursuant to the Arrangement Agreement, Viterra shall be and shall be deemed to be an Affiliate of Vendor for the purposes of this Agreement;

“Agreement” means this agreement and all Schedules attached hereto and all documents being delivered or to be delivered by the Parties or entered in connection herewith, all amendments to any of the foregoing;

“Agrium” has the meaning given to it in the preamble to this Agreement;

“Applicable Law” means applicable laws (including common law, civil law and principles and rules of equity), statutes, by-laws, rules, regulations, orders, judgments, awards, ordinances, decrees, protocols, by-laws, rules, regulations, codes, guidelines, treaties, policies, notices, directions or other requirements, in each case of any Governmental Authority;

“Arrangement Agreement” means the Arrangement Agreement dated March 20, 2012, among Vendor, Bidco and Viterra;

“Assumed Liabilities” means Viterra’s obligations under the Viterra Member Nitrogen Agreement but only to the extent such obligations arise after the Closing Date;

“Bidco” has the meaning given to it in the preamble to this Agreement;

“Bidco Parent” has the meaning given to it in the preamble to this Agreement;

“Business Day” means a day of the year other than a Saturday, a Sunday or a day generally observed as a holiday in Toronto, Ontario, Calgary, Alberta or New York, New York;

“CFL” means Canadian Fertilizers Limited, a corporation continued pursuant to the laws of the Province of Alberta;

“Claim” means any demand, claim, statement of claim, action, cause of action, or other similar proceeding that might give rise to Losses;

“Closing” means the completion of the Intended Transaction, including the transfer of the Purchased Interest to, and assumption of the Assumed Liabilities by, Purchaser;

“Closing Date” means (i) the second Business Day after the date on which each of the conditions set forth in Article 9 are either satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions); provided, however, that the Closing Date shall not occur prior to the four month anniversary of the Control Date or (ii) such other date mutually agreed in writing by the Parties.

“Closing Time” means 10:00 am (Toronto time) on the Closing Date;

“Commercially Reasonable Efforts” has the meaning set out in Section 1.3;

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act and includes persons authorized by the Commissioner of Competition;

“Competition Act” means the Competition Act (Canada);

“Competition Act Compliance” means:

(a)	the issuance of an Advance Ruling Certificate;

(b)	Purchaser and CFL or other appropriate Vendor Affiliate have given the notice required under section 114 of the Competition Act with respect to the Intended Transaction and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act;

and, in the case of (a) or (b), the Commissioner of Competition shall have notified Purchaser in writing that the Commissioner of Competition does not, at this time, intend to make an application under section 92 of the Competition Act in respect of the Intended Transaction and the Commissioner of Competition shall not have rescinded or amended such notice;

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority;

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), as applied to any Person, means the power or rights to, directly or indirectly, either (a) elect a majority of the directors of that Person; or (b) direct or cause the direction of the management or policies, or business or affairs, of that Person, whether through the beneficial ownership of securities or partnership or other ownership interests, by contract or otherwise, and a Person shall be deemed to Control a partnership of which, in the case of a limited partnership, such Person or an Affiliate of such Person is the general partner, or, in all other cases, such Person or an Affiliate is a partner who has authority to bind the partnership. A Person who Controls an entity is deemed to Control any entity that is Controlled, or deemed to be Controlled, by the entity. A Person is deemed to Control, within the meaning of the foregoing, an entity if the aggregate of (i) any securities of the entity that are beneficially owned by that Person, and (ii) any securities of the entity that are beneficially owned by any entity Controlled by that Person, is such that, if that Person, and all of the entities referred to in clause (ii) that beneficially own securities of the entity, were one Person, that Person would control the entity;

“Control Date” means the date on which Vendor, directly or indirectly, acquires 100% of the outstanding Viterra Shares;

“Deposit” has the meaning set forth in Section 2.4;

“Direct Claim” has the meaning set out in Section 11.4;

“Dispute” has the meaning set out in Section 13.1(a);

“Encumbrances” means any mortgages, liens, charges, claims, security interests, pledges, hypothecations, assessments, judgments, easements or other encumbrances of any kind, or any conditional sale contract, title retention contract, power of attorney, voting agreement or other contract, agreement, arrangement or undertaking to give any of the foregoing, or any interest, setoff or claims of any kind or nature, whether arising by agreement, by statute or otherwise;

“Escrow Agent” has the meaning set out in Section 2.4.

“Escrow Agreement” has the meaning set out in Section 2.4.

“Governmental Authority” means any governmental authority having jurisdiction, including the governments of Canada, and any political subdivision thereof, any multi-national organization or body comprised of one of the foregoing, any agency, department, commission, board, bureau, court, tribunal or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature (including any stock or other securities exchange or professional association);

“GST” means the goods and services tax administered pursuant to the Excise Tax Act (Canada), 1985, R.S.C., c.E-15, as amended and the regulations thereunder or under any successor or parallel federal or provincial legislation that imposes a tax on the recipient of goods and services;

“ICC” has the meaning set out in Section 13.1(b);

“ICC Court” has the meaning set out in Section 13.1(d);

“Indemnified Parties” means the Purchaser Indemnified Parties or the Vendor Indemnified Parties, as the context requires;

“Indemnified Party” has the meaning set out in Section 11.4;

“Indemnifying Party” has the meaning set out in Section 11.4;

“Intended Transaction” means the transactions contemplated in this Agreement on the terms and conditions set forth in this Agreement;

“Interest Rate” means a rate per annum, calculated on the basis of a 360 day year, equal to Libor plus 180 basis points;

“Investment Canada Act” means the Investment Canada Act (Canada);

“Investment Canada Act Approval” means that Purchaser has been advised in writing that the Minister designated under the Investment Canada Act is satisfied, or the Minister is deemed to be satisfied, that the acquisition of the Purchased Interest contemplated by this Agreement is likely to be of net benefit to Canada;

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“Losses” means all damages, fines, penalties, deficiencies, losses, Liabilities (whether accrued, actual, contingent, latent or otherwise), costs, fees and expenses (including interest, court costs and fees and expenses of lawyers (on a solicitor and his own client basis), accountants and other experts and professionals) available at law or in equity;

“Member Advance Note” means that certain Promissory Note, dated December 30, 2011, from CFL to Viterra in the amount of $4,930,000, as the same may be increased or decreased in the ordinary course consistent with past practice;

“Notice” has the meaning set out in Section 13.1(a);

“Notice of Claim” has the meaning set out in Section 11.4;

“Other Transfer Taxes” means all sales, value-added or similar taxes or other transfer taxes, fees and charges, other than GST, imposed or levied by any Governmental Authority on or in respect of the sale, transfer or supply of goods or services (including, if applicable, any land transfer taxes, fees or charges);

“Party” and “Parties” have the meanings given to them in the preamble to this Agreement;

“Permitted Encumbrances” means any Encumbrance contained (i) in the organizational documents of CFL or (ii) arising under applicable securities Laws;

“Permitted Transferee” has the meaning set out in Section 8.1;

“Person” is to be broadly interpreted and includes an individual, corporation, partnership, trust or unincorporated organization, Governmental Authority, and the executors, administrators, or other legal representatives of an individual in such capacity;

“Place of Closing” means the offices of Vendor’s external counsel, Bennett Jones, in Toronto, Ontario, Canada or such other place as is agreed to by the Parties;

“Purchase Agreement Default” means any material misrepresentation or breach of warranty made by a Party, or the failure of a Party to observe or perform, in any material respect any of the covenants or agreements to be performed by such Party under this Agreement;

“Purchase Price” has the meaning set out in Section 2.2;

“Purchased Interest” means:

(a) all 34,000 common shares, without par value, and all 17,000 non-participating, non-voting, redeemable preferred shares, par value $1,000 per share, of CFL owned by Viterra;

(b) the Member Advance Note; and

(c) Viterra’s rights and interests under the Viterra Member Nitrogen Agreement;

“Purchaser” has the meaning given to it in the preamble to this Agreement;

“Purchaser Indemnified Parties” means Purchaser and its Affiliates and their respective directors, officers, employees and agents;

“Purchaser Member Nitrogen Agreement” means the Member Nitrogen Agreement dated June 16, 1976, between CF Industries, Inc. and CFL, as amended;

“Restraints” has the meaning set out in Section 9.3(a);

“Rules” has the meaning set out in Section 13.1(b);

“Specific Conveyances” has the meaning set out in Section 3.3(a)(iv);

“Support and Purchase Agreement” has the meaning set forth in the recitals;

“Tax Act” means the Income Tax Act (Canada);

“Third Party” means any Person who is not a Party to this Agreement and who deals at arm’s length (for purposes of the Tax Act) with each of the Parties;

“Third Party Claim” has the meaning set out in Section 11.4;

“Vendor” has the meaning given to it in the preamble to this Agreement;

“Vendor Indemnified Parties” means Vendor and its Affiliates and their respective directors, officers, employees and agents;

“Viterra” has the meaning given to it in the preamble to this Agreement; and

“Viterra Member Nitrogen Agreement” means the Member Nitrogen Agreement dated June 16, 1976, originally between Western Co-operative Fertilizers Limited (as predecessor in interest to Viterra) and CFL, as amended;

“Viterra Shares” means common shares in the capital of Viterra.

Schedule 2.4

ESCROW AGREEMENT

ESCROW AGREEMENT

ESCROW AGREEMENT, dated as of [—], 2012 (this “Escrow Agreement”), by and among GLENCORE INTERNATIONAL PLC, a corporation existing under the laws of Jersey (“Glencore”), CF INDUSTRIES HOLDINGS, INC., a corporation existing under the laws of Delaware (the “Purchaser”), and COMPUTERSHARE TRUST COMPANY OF CANADA (in its capacity as escrow agent hereunder, the “Escrow Agent”).

WHEREAS, the Purchaser and Glencore are parties to that certain Purchase and Sale Agreement, dated as of [—], 2012 (the “Purchase Agreement”) (capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement);

WHEREAS, Section 2.4 of the Purchase Agreement provides that the Purchaser shall deposit the Deposit with the Escrow Agent; and

WHEREAS, the parties hereto desire to provide for the receipt, holding and disbursement of any funds to be placed in escrow pursuant to the Purchase Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

ESCROW

Section 1.1 Escrow Agent. Glencore and the Purchaser hereby designate and appoint the Escrow Agent to serve as escrow agent for the Escrow Fund (as defined below) in accordance with the terms, conditions and provisions of this Escrow Agreement. The Escrow Agent hereby agrees to act as such upon the terms, conditions and provisions provided in this Escrow Agreement

Section 1.2 Establishment of Accounts. On the date hereof, in accordance with Section 2.4 of the Purchase Agreement, the Purchaser shall deliver or cause to be delivered by wire transfer of immediately available funds to the Escrow Agent the Deposit (the amount so deposited, together with any Earnings, the “Escrow Fund”). Promptly upon receipt of the Deposit, the Escrow Agent shall issue a written notice to Glencore and the Purchaser acknowledging receipt of the Deposit. The Escrow Fund shall be disbursed by Escrow Agent in accordance with the terms hereof.

ARTICLE II

ESCROW FUND

Section 2.1 Disbursements. The Escrow Agent shall disburse the Escrow Fund as follows:

(a) If at least one (1) Business Day prior to the Closing Date, the Escrow Agent receives written notice signed by each of Glencore and the Purchaser that the Closing is to occur on the Closing Date, the Escrow Agent shall promptly (but in no event later than the end of the Business Day on the Closing Date) disburse by means of a wire transfer of immediately available funds to the accounts or accounts designated by Glencore in such notice the Escrow Fund; or

(b) If the Escrow Agent receives written notice signed by each of Glencore and the Purchaser that the Purchase Agreement has been terminated and that the event giving rise to the termination was not due solely and exclusively to a Purchase Agreement Default by the Purchaser, the Escrow Agent shall promptly (but in no event later than the end of the second (2nd) Business Day following the date on which the Escrow Agent received such notice) disburse by means of a wire transfer of immediately available funds to the accounts or accounts designated by the Purchaser in such notice the Escrow Fund; or

(c) If the Escrow Agent receives written notice signed by each of Glencore and the Purchaser that the Purchase Agreement has been terminated and that the event giving rise to the termination was due solely and exclusively to a Purchase Agreement Default by the Purchaser, the Escrow Agent shall promptly (but in no event later than the end of the second (2nd) Business Day following the date on which the Escrow Agent received such notice) disburse by means of a wire transfer of immediately available funds to the accounts or accounts designated by Glencore in such notice the Escrow Fund; or

(d) If the Escrow Agent receives written notice signed by either Glencore or the Purchaser including a copy of a final arbitral award delivered by the arbitral tribunal provided for in Article 13 of the Purchase Agreement, which award is not subject to a timely action to vacate or an appeal therefrom, the Escrow Agent shall promptly (but in no event later than the end of the second (2nd) Business Day following the date on which the Escrow Agent received such notice) disburse the Escrow Funds by means of a wire transfer of immediately available funds in accordance with the terms of such award.

ARTICLE III

INVESTMENTS

Section 3.1 Investment of Escrow Fund. Upon joint written direction from Glencore and the Purchaser, the Escrow Agent shall invest and reinvest the Escrow Fund in a Canadian money market fund or account specified by Glencore and the Purchaser from those Canadian money market funds or accounts made available by the Escrow Agent from time to time, and Glencore and the Purchaser agree to execute such a joint written direction. In the absence of such direction, the Escrow Agent is hereby directed to invest the Escrow Fund in the

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investment set forth on Exhibit A hereto. The Escrow Agent is authorized to liquidate promptly any portion of the Escrow Fund consisting of investments to provide for payments required to be made under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. Glencore and the Purchaser acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 3.2 Investment Income. All income, interest, increments, deductions and realized gains and losses upon the Escrow Fund (“Earnings”) shall become part of the Escrow Fund and shall be retained and disbursed by the Escrow Agent in accordance with the terms hereof.

Section 3.3 Taxes. In the event of any earnings on the Escrow Fund, or any portion thereof, Glencore shall be treated as the owner of such earnings and Glencore will report all such income in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto. To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Fund, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Fund. Glencore shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Funds and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 3.3 is in addition to the indemnification provided in Section 4.3 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement. Within ten (10) days of the date of this Escrow Agreement, Glencore shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms and documents that the Escrow Agent may request. Glencore understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by Applicable Law to withhold a portion of any interest or other income earned on the investment of the Escrow Fund.

ARTICLE IV

ESCROW AGENT

Section 4.1 Responsibilities and Duties of the Escrow Agent.

(a) The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement, and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement among Glencore and the Purchaser, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those

3

contained herein or delivered in accordance with this Escrow Agreement) from Glencore and the Purchaser. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent is authorized to rely in good faith upon any instruction, notice, demand, certificate or document from Glencore and the Purchaser believed by it to be genuine and to have been sent or given by Glencore and the Purchaser. Concurrently with the execution of this Escrow Agreement, Glencore and the Purchaser shall deliver authorized signer’s forms in the form of Exhibit B-1 and Exhibit B-2 hereto.

(b) The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, gross negligence or intentional misconduct. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE (I) FOR ANY CONSEQUENTIAL, PUNITIVE, INDIRECT OR SPECIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION or (ii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians appointed with due care by the Escrow Agent.

(c) The Escrow Agent may consult with legal counsel (with the reasonable fees and disbursements of such counsel to be paid as provided in Section 4.4) as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(d) The Escrow Agent shall provide to Glencore and the Purchaser monthly statements identifying transactions, transfers or holdings of Escrow Funds.

(e) The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(f) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Funds, unless the Escrow Agent receives written instructions signed by each of Glencore and the Purchaser, which eliminate such ambiguity or uncertainty.

(g) In the event of any dispute between or conflicting claims by or among Glencore and the Purchaser with respect to any portion of the Escrow Fund, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such portion of the Escrow Fund so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way for failure or refusal to comply with such conflicting claims, demands or instructions. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final arbitral award delivered by the arbitral tribunal

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provided for in Article 13 of the Purchase Agreement, which award is not subject to a timely action to vacate or an appeal therefrom, or settled by agreement between the conflicting parties as evidenced in a writing reasonably satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity reasonably satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary.

Section 4.2 Removal; Resignation. Glencore and the Purchaser may remove the Escrow Agent at any time by giving the Escrow Agent at least ten (10) Business Days’ prior written notice signed by both Glencore and the Purchaser. The Escrow Agent may resign as escrow agent at any time, by giving at least thirty (30) Business Days’ prior written notice of such resignation to Glencore and the Purchaser. Such removal or resignation shall take effect upon the appointment of a successor escrow agent as provided below in this Section 4.2. In either event, Glencore and the Purchaser will jointly and promptly select a successor escrow agent, and Glencore and the Purchaser will enter into an agreement with such successor escrow agent in substantially the form of this Escrow Agreement. The removal or resignation of the Escrow Agent shall relieve the Escrow Agent of any responsibility or duty thereafter arising hereunder, but shall not relieve the Escrow Agent of responsibility to account to Glencore and the Purchaser for funds received by the Escrow Agent prior to the effective date of such removal or resignation. If a substitute for the Escrow Agent hereunder shall not have been selected prior to the expiration of sixty (60) days following the date of the notice of removal or resignation, the Escrow Agent shall be entitled to petition any court of competent jurisdiction for the appointment of a substitute for it hereunder or, in the alternative, it may (i) transfer and deliver the funds deposited in the escrow account to or upon the order of such court or (ii) keep safely all funds in the escrow account until it receives joint notice from Glencore and the Purchaser of a substitute appointment. The Escrow Agent shall be discharged from all further duties hereunder upon acceptance by the substitute escrow agent of the Escrow Agent’s duties hereunder or upon transfer and delivery of the funds in the escrow account to or upon the order of any court.

Section 4.3 Indemnification of the Escrow Agent. Glencore and the Purchaser agree to jointly and severally hold the Escrow Agent harmless from and to indemnify the Escrow Agent against, any loss, liability, claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement, except to the extent such loss, liability, claim or demand is finally adjudicated to have been primarily caused by the bad faith, gross negligence or willful misconduct of the Escrow Agent. The provisions of this Section 4.3 shall survive the termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

Section 4.4 Fees. The Escrow Agent’s annual fees are set forth on Exhibit C. The Escrow Agent’s annual fee shall be payable upon execution of this Escrow Agreement and thereafter on each anniversary date of this Escrow Agreement. All such annual fees payable to the Escrow Agent hereunder shall be paid 50% by Glencore and 50% by the Purchaser. The Escrow Agent shall be entitled to receive all reasonable, out-of-pocket expenses, disbursements and advances incurred or made by the Escrow Agent in connection with this Escrow Agreement. All such expenses, disbursements and advances payable to the Escrow Agent hereunder shall be paid to the Escrow Agent 50% by Glencore and 50% by the Purchaser. The Escrow Agent shall

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provide Glencore and the Purchaser with prompt written notice of all payments made to the Escrow Agent from the Escrow Fund pursuant to this Section 4.4. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Fund with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund.

Section 4.5 Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 4.6 Attachment of Escrow Funds; Compliance with Legal Orders. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Funds, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any parties hereto or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

ARTICLE V

MISCELLANEOUS

Section 5.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.1):

(a)	if to Glencore:

Glencore International plc
Baarermattstrasse 3
CH-6340 Baar
Switzerland
Attention:	Richard Marshall

6

Email:	richard.marshall@glencore.com
Fax No.:	+41 41 709 2621

with a copy to:

Bennett Jones LLP
Suite 3400, P.O. Box 130
1 First Canadian Place
Toronto, ON M5X 1A4
Attention:	Kenneth Klassen
Email:	klassenk@bennettjones.com
Fax No.:	416-863-1716

(b) if to the Purchaser:

CF Industries Holdings, Inc.
4 Parkway North, Suite 400
Deerfield, Illinois 60015
Attention:	Douglas C. Barnard
Email:	Dbarnard@cfindustries.com
Fax No.	847-267-0609

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention:	Richard C. Witzel, Jr.
Email:	Richard.Witzel@skadden.com
Fax No.:	312-407-0411

Cassels Brock & Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, ON M5H 3C2
Canada
Attention:	Y. Ken Chun
Email:	kchun@casselsbrock.com
Fax No.:	416-642-7161

(c) if to the Escrow Agent, to:

Computershare Trust Company of Canada

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[•]
[•]
Attention: [•]
Email: [•]
Fax No.: [•]

Section 5.2 Severability. If any term or other provision of this Escrow Agreement is invalid, illegal or incapable of being enforced by any Applicable Law, all other terms and provisions of this Escrow Agreement shall nevertheless remain in full force and effect for so long as the economic and legal substance of the transactions contemplated by this Escrow Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Escrow Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Escrow Agreement are consummated as originally contemplated to the greatest extent possible.

Section 5.3 Amendment. This Escrow Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, all the parties hereto or (b) by a waiver in accordance with Section 5.4.

Section 5.4 Waiver. Any party to this Escrow Agreement may (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements of another party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Escrow Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Escrow Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 5.5 Counterparts. This Escrow Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 5.6 Headings. The subject headings of Articles and Sections of this Escrow Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

Section 5.7 Assignment. Neither this Escrow Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to

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the preceding sentence, this Escrow Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 5.8 Entire Agreement. This Agreement and the Purchase Agreement (including, for certainty, all documents being delivered or to be delivered by the parties thereto or entered in connection herewith) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Glencore and the Purchaser with respect to the subject matter hereof and thereof.

Section 5.9 Interpretation. The parties have participated jointly in the negotiation and drafting of this Escrow Agreement. In the event an ambiguity or question of intent or interpretation arises, this Escrow Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Escrow Agreement.

Section 5.10 Jurisdiction. This Escrow Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, excluding any rule or principle of conflicts of law that may provide otherwise. The parties hereby irrevocably (a) attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising under or related to this Escrow Agreement, (b) waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of any person or subject matter jurisdiction and any similar grounds, (c) consent to service of process by mail (in accordance with Section 5.1 or any other manner permitted by law) and (d) agree to be bound by any judgment rendered thereby in connection with this Escrow Agreement. The foregoing consents to jurisdiction by the parties shall not be deemed to confer rights on any person other than the parties.

Section 5.11 Termination of this Escrow Agreement. This Escrow Agreement shall terminate on the date on which the entire Escrow Fund has been distributed or upon the written agreement of Glencore and the Purchaser. In the event that the Escrow Agreement terminates prior to the distribution of all of the entire Escrow Fund, Glencore and the Purchaser, jointly, shall deliver written instructions, signed by both Glencore and the Purchaser, to the Escrow Agent regarding the disposition of any remaining amounts in the Escrow Funds.

******

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IN WITNESS WHEREOF, each of Glencore, the Purchaser and the Escrow Agent has caused this Escrow Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

GLENCORE INTERNATIONAL PLC

By:
Name:
Title:

By:
Name:
Title:

CF INDUSTRIES HOLDINGS, INC.

By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF
CANADA, as Escrow Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit A

INVESTMENT IN ESCROW FUND

Exhibit B-1

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of Glencore and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-1 is attached, on behalf of Glencore.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

12

Exhibit B-2

CERTIFICATE AS TO AUTHORIZED SIGNATURES

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Purchaser and are authorized to initiate and approve transactions of all types for the escrow account or accounts established under the Escrow Agreement to which this Exhibit B-2 is attached, on behalf of the Purchaser.

Name / Title	Specimen Signature

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

Name	Signature

Title

13

Exhibit C

FEES

Schedule 2.7

PURCHASE PRICE ALLOCATION

Item	Allocation

Preferred shares of CFL	C$ [redacted – purchase price allocation]

Member Advance Note	Note Principal Amount as at Closing

Viterra’s rights and interests under the Viterra Member Nitrogen Agreement	C$ [redacted – purchase price allocation]

Common shares of CFL	Balance of Purchase Price*

*	As a result of other agreements to which Vendor is a party, the Purchase Price Allocation with respect to the common shares of CFL may differ from that which is reflected on this Schedule 2.7. Notwithstanding the preceding sentence, in no event shall the amount allocated to the Viterra Member Nitrogen Agreement by either Party be less than C$ [redacted – purchase price allocation].

Schedule 3.3(a)(iii)

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”), dated as [•], 2012, is made by and between Viterra Inc., a corporation existing under the laws of Canada

(“Viterra”), and [•], a corporation existing under the laws of Delaware (“CF Affiliate” and, together with Viterra, the “Parties”, and each, individually, a “Party”). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Purchase and Sale Agreement (as defined below).

WHEREAS, Glencore International plc, a corporation existing under the laws of Jersey (“Glencore”), and CF Industries Holdings, Inc., a corporation existing under the laws of Delaware, are parties to that certain Purchase and Sale Agreement, dated as of [•], 2012 (as amended from time to time according to its terms, the “Purchase and Sale Agreement”); and

WHEREAS, pursuant to the Purchase and Sale Agreement and for the consideration described therein, Glencore has agreed to cause Viterra to assign, transfer, deliver and convey to CF Affiliate the Member Nitrogen Agreement and all of Viterra’s right, title, and interest in and to the Member Nitrogen Agreement, and CF Affiliate has agreed to assume, pay, perform and discharge as they become due the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Upon the terms and subject to the conditions set forth in the Purchase and Sale Agreement, Viterra hereby assigns, transfers, delivers and conveys to CF Affiliate all of its right, title, and interest in and to the Member Nitrogen Agreement.

2. Upon the terms and subject to the conditions set forth in the Purchase and Sale Agreement, CF Affiliate hereby assumes and agrees to pay, perform and discharge as they become due the Assumed Liabilities. For greater clarity, CF Affiliate does not assume any liability or obligation of Viterra other than the Assumed Liabilities.

3. The validity, interpretation and effect of this Assignment shall be construed, performed and enforced in accordance with, and governed by, the Province of Alberta and the federal laws of Canada applicable in that province.

4. This Assignment shall bind and shall enure to the benefit of the respective Parties hereto and to their respective successors and permitted assigns. Nothing in this Assignment, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the Parties and their respective permitted successors and assigns, any remedy or claim under or by reason of this Assignment or any terms, covenants or condition hereof, and all the terms, covenants and conditions, promises and agreements contained in this Assignment shall be for the sole and exclusive benefit of the Parties and their respective permitted successors and assigns.

5. Nothing in this Assignment shall be construed to be a modification of, or limitation on, any provision of the Purchase and Sale Agreement. If there is any inconsistency between the terms of this Assignment and those in the Purchase and Sale Agreement, the terms of the

Purchase and Sale Agreement will prevail. The Parties shall take any necessary steps to conform the inconsistent provisions to the terms of the Purchase and Sale Agreement.

6. This Assignment may be executed in one or more counterparts, which may be delivered by facsimile transmission or electronically scanned form, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. If any provision of this Assignment is invalid, illegal or incapable of being enforced by any role of law or public policy, all other provisions of this Assignment shall nevertheless remain in full force and effect.

[Balance of page intentionally left blank]

IN WITNESS WHEREOF, each Party hereto has caused this Assignment to be duly executed on its behalf as of the day, month and year first above written.

VITERRA INC.

By:
Name:
Title:

By:
Name:
Title:

[•]

By:
Name:
Title:

By:
Name:
Title:

Schedule 3.4(b)

ENVIRONMENTAL INDEMNITY

[redacted – commercially sensitive information]

Schedule 5.1(b)

VENDOR NO VIOLATION

Consents Required

1.	Competition Act Compliance

2.	Investment Canada Act Approval

3.	Approval of the Intended Transaction and the amendments to the member nitrogen agreements contemplated by Section 7.2(c) of this Agreement by the board of directors and shareholders of CFL

Schedule 6.1(b)

PURCHASER NO VIOLATION

Consents Required

1.	Competition Act Compliance

2.	Investment Canada Act Approval

3.	Approval of the Intended Transaction and the amendments to the member nitrogen agreements contemplated by Section 7.2(c) of this Agreement by the board of directors and shareholders of CFL

Schedule 7.1(g)

LETTER AGREEMENT

Schedule 7.2(c)(i)

AMENDMENT TO VITERRA MEMBER NITROGEN AGREEMENT

[redacted – terms of amendment]

Schedule 7.2(c)(ii)

AMENDMENT TO PURCHASER MEMBER NITROGEN AGREEMENT

[redacted – terms of amendment]

SCHEDULE “B”

Part A

Closing of the Sale of the Wholesale Business to CFI per the CFL Purchase Agreement

Purchase Price, including Deposit and interest earned thereon	[Calculated per s. 2.2 of the CFL Purchase Agreement]

Deductions from Amount Glencore to Direct CFI to be Paid to Agrium
Half of the Escrow Agent Fee	[Full Escrow Agent Fee estimated by CFI at [redacted – estimated escrow fee]]

Estimated Tax Adjustment Payable to Glencore	[redacted – estimated tax adjustment payable]

Total Amount Glencore to Direct CFI to be Paid to Agrium	[Purchase Price less deductions]

Deposit If No Closing of the Sale of the Wholesale Business to CFI and payable to Glencore per the CFL Purchase Agreement

Glencore to Direct CFI to be Paid to Agrium	[Determined and calculated per s. 2.4 of the CFL Purchase Agreement less half of the Escrow Agent Fee]

Part B

Closing of the Sale of the Wholesale Business at the Direction of Agrium per the SPA

Loan Reduced by Base Purchase Price allocated to Wholesale Business	[redacted – purchase price allocation]

Payment of Base Purchase Price Adjustments:

Net Working Capital Adjustment payable by determination in the SPA (s. 4.5 of the SPA)	[redacted – estimated working capital adjustment]

Operating Adjustment by Glencore to Agrium (s. 4.4(d) of the SPA)	[To be calculated per SPA]

Each other applicable Base Purchase Price adjustment per the SPA	[To be calculated per SPA, as applicable]

Total Amount Glencore to Direct CFI to be Paid to Agrium (s. 4.14)	[Purchase Price less deductions]